Annual Report

Cover Page

Name of issuer:

ZipZap, Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: CA

Date of organization: 8/7/2006

Physical address of issuer:

21 Orinda Way, #C-260
Orinda CA 94563

Website of issuer:

http://zipzap.me/

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

10

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$169,700.00	$32,742.16
Cash & Cash Equivalents:	$21,879.00	$6,174.72
Accounts Receivable:	$2,952.00	$2,952.00
Short-term Debt:	$2,159,500.00	$2,325,048.33
Long-term Debt:	$590,045.50	$606,045.50
Revenues/Sales:	$5,523.00	$14,427.11
Cost of Goods Sold:	$800.00	$54,150.40
Taxes Paid:	$0.00	$0.00
Net Income:	($61,779.24)	($66,711.73)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

ZipZap, Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Ben McSweeney	Executive management	Self employed	2016
Alan Safahi	CEO	ZipZap, Inc.	2010
Herbert Magbanua	Country Manager-Canada	ZipZap, Inc.	2017

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Alan Safahi	Secretary	2010
Alan Safahi	President	2010
Alan Safahi	CEO	2010
Alan Safahi	CFO	2010
Alan Safahi	Founder	2010
Alan Safahi	CEO	2010
Alan Safahi	President	2010
Alan Safahi	Secretary	2010
Alan Safahi	CFO	2010
Herbert Magbanua	Vice President	2017
Herbert Magbanua	Country Manager	2017
Herbert Magbanua	Canada	2017

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Alan Safahi	5,250,000 Common Shares	95.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Risk:
ZipZap facilitates international money transfer, which is considered a high risk industry.

Mitigating Action:
- Focused on Micro Remittances therefore few or no large currency transactions.- No cash transactions to fund transfer.

- All funds flow through licensed entities.

- ZipZap works with banks in both sending and receiving country.

Risk:
The ZipZap Service is fully operated online which exposes us to online fraud, hacking and DDOS attacks.

Mitigating Action:
- ZipZap works with renowned online identity verification provider, who uses thousands of data sources to validate an identity and prevent fraud.

- ZipZap has stringent transaction monitoring in place, which analyzes the customer behavior on a continuing basis.

Risk:
ZipZap has to comply with very stringent rules and regulations. Failing to do so has significant impact on the day-to-day business, including closure of bank account, fines and revocation of license.

Mitigating Action:
- ZipZap communicates with and reports to its bank and regulator on a quarterly basis to ensure good relations.

- ZipZap has hired an experienced Chief Compliance Officer and other seasoned management team with years of industry experience

Risk:
ZipZap Service is available for individuals – no business transactions processed.

Mitigating Action:
- ZipZap collects personal data from all users. Staged identity verification and validation depending on risk category user.

- Comprehensive KYC Policy in place to verify and validate identity customers.

- ZipZap monitors customer activity and transactions on a continuing basis, to avoid fraud, money laundering and other

Risk:
The ZipZap Service is new and therefore it does not have stable customer base and the number of customers will grow rapidly.

Mitigating Action:
- ZipZap has implemented transactions limits, which will depend, among other things, on the level of identity verification and the length of the customer relationship.

- The ZipZap team has experience building scalable systems and dealing with high growth customer base.

- ZipZap does extensive research on countries and cultures before entering a new market.

Risk:
ZipZap initially focuses on money transfer from Canada to India and thePhilippines. India and Philippines are considered a high risk countries, for the reason of, among other things, tax evasion.

Mitigating Action:
- ZipZap only offers remittances through licensed entities such as banks.

- ZipZap has a customer identification policy in place which is more stringent that what is required by law.

- ZipZap tracks and monitors all transactions, looking for signs of structuring and potential money laundering.

- ZipZap asks the customer for the purpose of the transaction.

- ZipZap will not operate in/with banned countries and regions.

Risk:
ZipZap will expand to other countries too quickly.

Mitigating Action:
- ZipZap will do extensive research before offering the ZipZap Service in a new country.

Risk:
ZipZap has no agents, nor branches and therefore has to do the client on-boarding online.

Mitigating Action:
- ZipZap works with renowned online identity verification providers, who use thousands of data sources to validate an identity and prevent fraud. If the third party cannot verify the identity, a well-trained ZipZap employee will perform a manual verification.

Risk:
The ZipZap Service is an online business.

Mitigating Action:
- A Business Continuity Plan is in place to secure electronic data.

- Certified external party hosts ZipZap's server.

- ZipZap rigorously tests the software before making any changes to the ZipZap Service.

Risk:
ZipZap has a small team.

Mitigating Action:
- ZipZap hires experienced and seasoned Managers

- All relevant ZipZap employees are required to have Compliance training and pass a test.

- Only relevant employees have access to customer data.

Risk:
ZipZap works with third party vendors for services including crediting & debiting customers' bank account, and identity verification.

Mitigating Action:
- ZipZap performs due diligence on third party vendors by reviewing (where necessary) the applicable licenses, Compliance & AML program, business continuity program, and security & reliability procedures.

ZapZap employees are all Full Time but take consulting work on the side to pay salaries until the company reaches a point where it can support them itself.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common Stock	1,000,000,000	5,500,000	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	

24. Describe the material terms of any indebtedness of the issuer:

Convertible Note

Issue date	05/28/11
Amount	$1,075,000.00
Valuation cap	$5,000,000.00

Convertible Note

Issue date	06/28/14
Amount	$1,084,500.00
Valuation cap	$10,000,000.00

Creditor: Alan Safahi - CEO

Issued - May 21 2011

Initial Loan Amount: $591,734

Interest rate: LIBOR + 0.54%

Maturity date: April 2018

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
6/2014	4(a)(2)	Convertible Note	$1,084,500	General operations
7/2017	Regulation Crowdfunding	SAFE	$134,933	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Creditor: Alan Safahi - CEO
Issued - May 21 2011
Initial loan amount: $591,734
Interest rate: LIBOR + 0.54%
Maturity date: April 2018

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Migrant workers send $600 billion every year to loved ones in their home countries. ZipZap makes it easy for these workers far from home to send unlimited remittances for a flat monthly rate of $25. Instead of having to visit a store, wait in line, and pay expensive fees, migrant workers can now send as many remittances as they want, at amounts they can afford—all from their phone. This is thanks to our unique technology that combines traditional SWIFT transfers with Blockchain technology.
We're currently active in Canada, a fast growing immigrant market with $23 billion annual outbound remittances.

Users can pay as they go or subscribe for a monthly membership and send as little as $25 whenever they want and as often as they want.

With our proprietary Currency Router and infrastructure in place, we can scale to conquer the micro remittance industry in Canada as well as in markets like the U.K. and the U.S.

Milestones

ZipZap, Inc. was incorporated in the State of California in August 2006.

Since then, we have:

- Created the first hybrid Currency Router using blockchain & traditional payment rails to significantly cut operating costs
- Introduced the first "all you can send" remittance membership model for a low $25/mo
- Obtained Money Transfer license in Canada and U.K.
- Launched remittances to China, India and Philippines (3 of the largest remittance receiving countries worldwide)

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $5,523 compared to the year ended December 31, 2016, when the Company had revenues of $14,427.11. Our gross margin was 85.52% in fiscal year 2017, compared to -275.34% in 2016.
- *Assets.* As of December 31, 2017, the Company had total assets of $169,700, including $21,879 in cash. As of December 31, 2016, the Company had $32,742.16 in total assets, including $6,174.72 in cash.
- *Net Loss.* The Company has had net losses of $61,779.24 and net losses of $66,711.73 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $2,749,545.50 for the fiscal year ended December 31, 2017 and $2,931,093.83 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $2,159,500 in convertibles.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

ZipZap, Inc. cash in hand is $27,437, as of April 2018. Over the last three months, revenues have averaged $1,005/month, cost of goods sold has averaged $800/month, and operational expenses have averaged $4,500/month, for an average burn rate of $4,295 per month. Our intent is to be profitable in 6 months.

ZipZap customer base is growing rapidly and revenues are trending upwards.

Revenues and expenses will continue to grow in the next 3-6 months with the introduction of new Membership plans

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and

- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://zipzap.me/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1
- Financials 2
- Financials 3
- Financials 4
- Financials 5
- Financials 6

Appendix D: Director & Officer Work History

- Alan Safahi
- Ben McSweeney
- Herbert Magbanua

Appendix E: Supporting Documents

About us
Our Profile
Jobs
Press
Blog
Charter

Investors
Getting Started
Risks
Earning Returns
Securities
Give/Get $1000

Founders
Raise Funding
FAQ
Legal Primer
Free Contracts
Launch Guide

Say Hello
hello@wefunder.com
Twitter
Facebook
Instagram
SF / Boston

Wefunder Inc. runs wefunder.com and is the parent company of Wefunder Advisors LLC and Wefunder Portal LLC. Wefunder Advisors is an exempt reporting adviser that advises SPVs used in Reg D offerings. Wefunder Portal is a funding portal (CRD #283503) that operates sections of wefunder.com where some Reg Crowdfunding offerings are made. Wefunder, Inc. operates sections of wefunder.com where some Reg A offerings are made. Wefunder, Inc. is not regulated as either a broker-dealer or funding portal and is not a member of FINRA. By using wefunder.com, you accept our Terms & Privacy Policy. If investing, you accept our Investor Agreement. You may also view our Privacy Notice.

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ZIPZAP

Send money to loved ones on-the-go—Venmo for international remittances.

$134,933 raised from **294** investors
Successfully Funded on Jul 13 2017

> *Migrant workers send $600 billion every year to loved ones in their home countries. ZipZap makes it easy for these workers far from home to send unlimited remittances for a flat monthly rate of $25. Instead of having to visit a store, wait in line, and pay expensive fees, migrant workers can now send as many remittances as they want, at amounts they can afford—all from their phone. This is thanks to our unique technology that combines traditional SWIFT transfers with Blockchain technology.*



Alan Safahi
CEO, ZIPZAP

OUR AMBITION

We're currently active in Canada, a fast growing immigrant market with $23 billion annual outbound remittances.

Users can pay as they go or subscribe for a monthly membership and send as little as $25 whenever they want and as often as they want.

With our proprietary Currency Router and infrastructure in place, we can scale to conquer the micro remittance industry in Canada as well as in markets like the U.K. and the U.S.

KEY FACTS

- Created the first hybrid Currency Router using blockchain & traditional payment rails to significantly cut operating costs
- Introduced the first "all you can send" remittance membership model for a low $25/mo
- Obtained Money Transfer license in Canada and U.K.
- Launched remittances to China, India and Philippines (3 of the largest remittance receiving countries worldwide)

DOCUMENTS

Video Transcript
ZipZap_Investor_Pitch_Deck_-_WeFunder.pdf

zipzap.me

from Orinda CA

500 STARTUPS 500 STARTUPS SOFTWARE MAIN STREET APP B2C MOBILE PAYMENTS TECH FIN TECH CRYPTOCURRENCY BANKING B2B API REMITTANCES MONEY TRANSFER BITCOIN BITCOIN

Why I Like ZipZap

Alan and his experienced management team have done a great job of identifying a huge opportunity in the global remittance market and building a robust, yet easy to use app to address it successfully. We are confident of their ability to execute and will continue to support them on their mission



Chris Gottschalk
PRINCIPAL AT BLUMBERG CAPITAL

I would really recommend ZipZap to everyone who sends money to the Philippines. You will save a lot!

Stephany R.
Customer

I have been looking for a better money transfer service to India for the past year. I finally found ZipZap, which I would say is an 'excellent money transfer service to India '. One of the main attraction of ZipZap is better exchange rate compared to other money transfer services and the service charge is also very low compared to other money transfer service. So I will recommend all my friends to use ZipZap money transfer when they think about sending money to India . Good luck ZipZap!

Delwin D.
Customer

In 2 months I'm using Zipzap I am very satisfied with the service because aside from a higher rates than other remittances they have a lower transfer fee (but they offer membership plans with zero fee). Aside from that there's a good customer service. They will help you throughout your online transactions. No need to go out just one click you can send to your loved ones in an instant. And your receiver can receive a text when the money is available for pick up. Good luck ZipZap and more power.

Grace T.
Customer

I use Zipzap frequently and they have never let me down. Excellent rates and quick transfers.

Gordon Schick
Zipzap user

BNC.

ZipZap and Rebit Team Up on the $2 Billion Canada-Philippines Remittance Corridor

The Philippine's oldest rebittance service, Rebit.ph, the flagship service of Satoshi Citadel Industries, recently announced a partnership with mobile money transfer app ZipZap, in order "to tackle the $2 billion Canada-to-Philippines remittance corridor
September 17, 2015 @ bravenewcoin.com

socaltech.com

SoCal BitCoin Angel Brock Pierce Leads Investment In ZipZap - socaltech.com

Brock Pierce, the Southern California angel investor who is one of the most active proponents and investors in Bitcoin and its startups, has made another investment in the space, leading an AngelList syndicate funding of
July 30, 2014 @ socaltech.com

CoinDesk

ZipZap Raises $1.1 Million to Grow Global Bitcoin Payments Network

California-based global transaction network ZipZap has announced $1.1m in new funding that will be used in part to fund the expansion of the company's cash-to-bitcoin services and wire-transfer purchase option to new global markets. The seed
July 29, 2014 @ coindesk.com

Bitcoin for the Underbanked

The hype about cryptocurrencies and their potential to reshape our financial system is justified-but not in the way most people would expect. Outside of tech-forward circles of rich young men, most Americans still don't know or care very much about

July 22, 2014 @ americanbanker.com

An interview with ZipZap CEO Alan Safahi

Global cash transaction network ZipZap has recently partnered with PayZone, a UK-based payment processing service, to offer its services in the UK. The deal should help UK Bitcoin users get access to Bitcoin by allowing them to purchase the digital

July 14, 2014 @ coinreport.net

Interview with ZipZap CEO Alan Safahi

Firstly, what's ZipZap? ZipZap is a payment network through which people can buy bitcoins with cash and some other payment methods. Personally, any way to spread bitcoin to more people is great in every way, and more so when you give them easier

July 10, 2014 @ bitcoinist.com

ZipZap's Alan Safahi: Remittances are the best use case for BTC right now

In recent weeks, the Coin Telegraph has run into ZipZap founder and CEO Alan Safahi on a couple of occasions. We took the opportunity to ask him a few questions regarding ZipZap, Bitcoin and the future of money. Coin Telegraph: What is the status

June 3, 2014 @ cointelegraph.com

Does Western Union need to watch out for bitcoin?

FORTUNE -- On Feb. 6, San Francisco-based Bitcoin services startup ZipZap announced the launch of cash-for-bitcoin services at 28,000 retail locations in the U.K., including omnipresent convenience stores such as Spar and Tesco Express. To

February 10, 2014 @ fortune.com

Let's Talk Bitcoin! Episode 68 - The Bitcoin Wave

Andreas Antonopoulos Interview with Alan Safahi at the first Argentina Bitcoin Conference in Buenos Aires was produced by Andreas Antonopoulos. Music was provided by Jared Rubens @JaredRubens and Calvin Henderson

December 20, 2013 @ letstalkbitcoin.com

Ripple Labs now taking cash following deal with ZipZap and SnapSwap

Payment system and virtual currency Ripple is now taking payments in physical cash, thanks to a deal with ZipZap, and SnapSwap. ZipZap, a service that allows people to complete online transactions by paying in cash at selected locations, has partnered

October 8, 2013 @ coindesk.com

Will Migrant Workers Drive Bitcoin's Mundane Future?

A certain seediness seems to be a necessary element in getting people's juices flowing about virtual currencies: speculative fervor, some international crooks, the Winklevii, the demise of sprawling online black market fueled by Bitcoin transactions.

October 8, 2013 @ bloomberg.com



Alan Safahi, Zip Zap - The European Bitcoin Convention - 2013 Amsterdam

Alan Safahi, Zip Zap - The European Bitcoin Convention - 2013 Amsterdam Recorded By IamSatoshi. Interviewer: Angel RaRa http://www.iamsatoshi.com/liberty-haze-european-bitcoin-convention-2013-amsterdam/

October 8, 2013 @ youtube.com

New Ripple U.S. Network Makes Sending Cash Globally Fast and Inexpensive

LAS VEGAS, NV--(Marketwired - Oct 7, 2013) - Ripple Labs today introduced ZipZap and SnapSwap as a combined cash-in, cash-out network that enables users in the U.S. to fund a Ripple Wallet either in-person using cash or online via a bank account.

October 7, 2013 @ marketwired.com

US: MoneyGram joins ZipZap's payment center network

Global money transfer company MoneyGram has joined ZipZap's network of payment centers in the US.

March 20, 2012 @ thepaypers.com

E-Commerce: Where Cash Isn't King-But Could Be a Prince

As an alternative-payments provider ZipZap is redefining the payment experience for cash-preferred consumers and enabling merchants to monetize a largely under-served consumer segment,

March 1, 2012 @ digitaltransactions.net

The Remittance Market is Huge, But Inefficient

Traditional money transfer services are painfully old school, requiring both senders and receivers to come in-person.

The global remittance market is enormous ($600 billion being transferred globally) but the technology to support this market hasn't evolved. Migrant workers still have to wait in long lines at brick-and-mortar locations and pay expensive fees. Meanwhile, the recipients back home (often elderly family members) have to trek into the city and carry potentially thousands of dollars in their pocket. It's slow, expensive, and unsafe.

250 Million

Of Immigrants (Our Target Market)

$600 Billion

Remittances Sent Annually, Global

$80 Billion

Estimated Annual Remmitance Fees Paid

The Problem With Traditional Methods

- Requires sender to visit brick-and-mortar wait in long lines

- Recipient has to find transportation into the city and carry large amounts of cash on their person

- Fees are expensive, making it only cost-effective to send larger amounts of money in fewer transactions

The Solution: Combining SWIFT & Blockchain

Proprietary Currency Router technology enables us to efficiently transfer money using either Blockchain OR traditional SWIFT banking rails.

We're the first and only remittance solution that uses both SWIFT and Blockchain technology to safely, and quickly, transfer money. With both options available, we're able to automatically distinguish what the best payment option is and help customers send remittances back home affordably.


Digital First
zipzap
Remitly
worldremit
ABRA
coins.ph
TransferWise
KORBIT
Bank/Swift
Blockchain
MoneyGram
Ria
WESTERN UNION
Brick/Mortar

We've Partnered With

SWIFT/Bank

This is the traditional means of sending remittances. It's the more expensive and also slower and less convenient.

Blockchain

Newer platforms using Blockchain technology help transfer money faster. However, these options are often more complicated and can be hard to liquidate.

Our App Makes Sending As Little as $25 Easy

Low income migrant workers can't afford to send thousands of dollars at once. That's why we make it easy and affordable for them to send micro remittances frequently.

ZipZap combines international money transfer technology with a burgeoning social platform. Think of it as Venmo, but for global micro remittances. That means that when you can send money as needed and as available. $50 this week, $75 the next.


Transactions
Search
$350 to James Richardson
July 27, 2015
COMPLETE
$350 to Andre James Eric Reyes Jimenez Flores
May 27, 2015
$350 to James Richardson
April 27, 2015
$350 to Andre Flores
April 27, 2015

Keep Track of All Transactions in One Place


James Richardson
Bank
Cash Pickup
LBC
M Lhuillier
PNB


SAVE

Multiple Options: Bank Transfer, Cash Pickup & Door to Door Delivery


Recipient Profile
Edit
James Richardson
Email
james@google.com
Phone
639-123-4567
Address
1234 Onyx Paco Manila Philippines 1004
Delivery Info
Bank Name
BDO Banco De Oro
Account Type
Checking
Bank Number
ends with 0789

Easily Add and Edit Recipients for Transfers

Already Active in Some of the Largest Remittance Countries

Users can currently send remittances from Canada to China, India, and the Philippines.

Because of speed to market, we started by initiating remittances from Canada, with plans to expand to even larger remittance markets such as the U.S. and the UK later this year. But we already have bank connections and activity in three of the largest remittance-receiving countries of the world.



India

$68.91 Billion

Remittances Sent to India, 2015

India was the world's largest recipient of remittances in 2015.



China

$64 Billion

Remittances Sent to China, 2015

China was the world's second largest recipient of remittances in 2015.



The Philippines

$28 Billion

Remittances Sent to the Philippines, 2015

The Philippines was the world's third largest recipient of remittances in 2015.

Target Markets for Expansion in 2017



U.S.A.

$582 Billion

Estimated Remittances Sent From the U.S., 2015



United Kingdoms

$24.87 Billion

Estimated Remittances Sent From the UK, 2015

How We Make Money

We've created a unique monthly subscription service that makes it both more affordable for low income migrant workers and easier for us to monetize.

For low income migrant workers, sending thousands of dollars once a month is not a feasible option. They'd much rather have the freedom to send as many money transfers back home as possible. That's why we've created a monthly subscription model. For a monthly fee of $25, users can transfer unlimited numbers of remittances with however much they can afford to send.

3%
FX fee on currency conversion

plus

$4.95
Transfer Fee per Remittance

or

$25
Monthly Membership Fee

Our Journey So Far

We started by building crucial banking relations and initiating remittances from Canada. The next steps for growth are straightforward: to expand our market to the larger remittance countries such as the UK an the U.S.

May 2011
ZipZap Launches with Seed Round
Raised $1.075 million to initiate product and software development

May 2011
Launched Cash Payment Network—700K locations
Expanded network to U.S., Brazil and Russia.

March 2012
Partnership with Moneygram
Added 37K cash payment networks such as WalMart, CVS, etc.

June 2012
Processing for Bitcoin Exchanges
Established ZipZap leadership in cryptocurrency segment.

September 2014
Developed Currency Router (SWIFT / Blockchain)
We become the world's first and only hybrid currency router provides significant cost benefits over competitors.

April 2015
FINTRAC License - Canada
Allowed us to operate in Canada and start deliver remittances.

September 2016
Mobile, Android, and Web App All Launched
ZipZap becomes available to migrant workers through their smartphones and desktop computers.

March 2017
The Philippines, China and India Live
We have a full product launch, allowing migrant workers to send remittances from Canada to three of the biggest remittance countries.

July 2017
Predicted Launch in U.K.
Users can then send remmitances from The United Kingdom to China, India and The Philippines.

October 2017
Predicted Launch in the U.S.
Complex federal requirements have kept us out of the biggest remittance market in the world. We hope to become a player in U.S. remittances come Q4 2017.

HELP US IMPROVE LIVES



As an immigrant from Iran, who left the country just prior to the 1979 revolution, I have seen firsthand the difficulties facing immigrants sending money home to their loved ones.

However, I did not realize how much more difficult and expensive it was for low-skilled migrant worker that typically hold down 2 or 3 jobs (usually at minimum wage) to send money home. The problem was universal across the world but even worse in poorer countries where the remittance fees spiked from a typical 8% to 20-25%!

World Bank reports that even a 1% drop in fees could create millions of jobs and add to the Gross Domestic Product (GDP) of these developing countries. This would have a ripple effect of enhancing quality of life, healthcare, education, clean water and food for millions of people.

I thought something had to be done to help low skilled immigrants that are already at the bottom of economic scale, keep more of their hard earned cash while making a positive social impact worldwide.

SHOW MORE

Founder



Alan Safahi

CEO

A serial entrepreneur with nearly 30 years of hands-on experience in the information tech and telecommunications industry. Successfully created and managed numerous payment processing startups.

AND THE REST OF THE TEAM



Ben McSweeney

Managing Director - UK

Oxford MBA, 5+ yrs in sales, bus. dev. (American Express)



Herbert Magbanua

Bus. Dev. Mgr. - Canada

Engineer, 18+ years in B2B Sales (Philippine Long Distance)



Thomas Singell

Chief Compliance Officer

5+ years in risk mgmt. and compliance (Barclays Bank)

Raised $2,294,433 From 294+ Investors

Ron Waksman
Jalben LLC - Investments

Alis Peraza
Father and Entreprenuer

Larry Baggs
Private Investor

Marvin H Jobes
Retired. Part time consulting retail construction and development.

Delphine Castleberry
Country girl looking to retire early and in style.

Demarley Holder
IT Risk Consultant

MORE INVESTORS

Interview

– COLLAPSE ALL

WF: What is ZipZap? ^

ZipZap is a money transfer app that enables migrant workers to send money home to countries like India, China and the Philippines. It's faster, cheaper, more efficient and convenient than going to a retail store to send money with a wire service like MoneyGram or Western Union. We are also lower cost and more flexible than similar digital remittance companies because we use a hybrid of traditional payment rails and blockchain technology to move funds more efficiently.

WF: How do other international money transfer companies work? ^

ZZ: Remittance companies have traditionally used bank networks like SWIFT to send money to their agents and partners in other countries. They usually target low skilled workers and collect cash from senders in their retail locations and use several “intermediary” banks to move money funds internationally to the recipients in an expensive and highly inefficient process.

There are also digital remittance companies that use mobile apps to help customers send money. They usually target high-skilled workers who are savvy and less loyal to any brand so they shop around for the best deal.

Recently, some startup remittance companies have used cryptocurrencies like Bitcoin in order to make that process cheaper and faster. The problem with these Bitcoin companies is consumer education and behavior change. It is extremely difficult for migrant workers, especially low skilled ones, to trust a new money transfer company based on a technology that they do not understand.

There is also a significant liquidity issue for blockchain only remittance companies: even though Bitcoin and blockchain solutions are cheaper initially, at some point they get more expensive because of their limited use and lack of liquidity.

WF: How is ZipZap technology different?

ZZ: ZipZap uses a combination of BOTH traditional (SWIFT) bank payment and blockchain technologies to find the least expensive and most efficient transfer option.

We have all the benefits of the digital and blockchain remittance companies without the disadvantage of requiring the customers to learn about Bitcoin or even have any knowledge that Bitcoin is being used to transfer their money.

With our solution, we (not the customer) buy the bitcoin when we need it. However, we don't need to buy it in advance, and we don't need to send a deposit in advance (which frees up some cash flow and reduces our overhead).

When customers send money to us, we use our proprietary Currency Router to do a quick comparison to see what the rates are for our bank partners versus the rates from a bitcoin exchange or other alternative.

If the bank SWIFT option is cheaper, we use our funds on hand at our partner banks in the receiving countries to immediately pay the recipient (usually within minutes).

If the bitcoin or blockchain is cheaper, however, we would automatically buy the Bitcoin or other alt currency at that prevailing rate and send it to our partner in the receiving country who then converts the Bitcoin or alternate currencies into local currency and pay the recipients (usually within minutes).

The advantage of ZipZap vs blockchain remittance companies is that with our solution, consumers never have to buy (or even know about) Bitcoins or any other crypto currencies being used. They simply send us money the same way they do with other digital remittance companies (i.e. bank transfers or credit/debit cards).

In summary, all ZipZap customers need to do is download the app and pay us with a credit or debit card and they are guaranteed the lowest cost money transfer.

On the receiver side, there's no change of behavior. They get their money the way they always get it: back deposit or cash pickup. We even have door-to-door delivery in the Philippines where we can have an agent come to your house and hand deliver the cash to you.

WF: What is ZipZap's target market?

Our target audience is mainly low-skilled workers. We will be doing a lot of grassroots marketing to reach these immigrant workers who typically have two or three jobs sending an average of $300 a month home. They have smartphones and know how to use apps.

These migrant workers, however, are also suspicious. They don't like to just download an app and give their hard-earned money to somebody they never met before. They have seen our brand and gotten to know us because we are going to their community centers and we are sponsoring events so we often meet them in person.

WF: How does ZipZap save money?

We are the only remittance company that utilizes the hybrid money transfer solution since we use both blockchain and SWIFT.

Because we look for the cheapest way to move the money, we're always going to have the lowest cost.

All of the banking rates are the same within a few points, so all of the companies get charged in the same way for bank transfers. For blockchain, the rates are also publicly available. Because we can choose between both, we have the lowest cost at any given time.

But it doesn't stop there. We have also automated our customer identification process called Know Your Customer or KYC. Instead of having to go to the store or showing ID, we can get to KYC in two or three minutes online. In addition, we have added very sophisticated algorithms to identify suspicious activities and prevent fraudulent transfers which helps reduce our operating costs.

We've also automated our anti-money laundering procedures. We look for patterns and any suspicious activity and then bring in human intervention when something is highlighted. It means we don't have to manually monitor all that stuff the way some of the traditional remittance companies do it.

So as opposed to Western Union, MoneyGram and the banks (for whom compliance is the biggest cost), we have a much more efficient way of sending money and monitoring activity.

WF: How does the app work on the sending and receiving ends?

ZZ: You can download the app from the App store or Google Play store, or you can go directly to our website at www.zipzap.me and send money using your browser.

We are very transparent and show you exactly how much the recipient will receive. If you put in $100, we are going to tell you how many pesos the recipient is getting on the other side in the Philippines. There will be normal charges for the sender but no hidden fees. All of our fees are inclusive, so there are no surprises.

The next step is for you to tell us who the recipient is. You give us the recipient's information: name, address, the email address, and how the recipient prefers to get paid.

Then the next step is to make a payment. When you click send, we're going to give you a couple of options to pay. You can pay with Amex, Visa or MasterCard credit or debit card.

That's it. From beginning to end, you can be up and ready to go in about five minutes. After the first transfer, the recurring remittances can be completed in a few seconds with just a couple of clicks!

Compare that to the experience of going to a retail store. You have to get in the car, drive to a retail location, wait in line, fill out forms, wait around until they give you a confirmation number. You take a half a day off and it has to be during working hours. If it's night time or holidays, then good luck, you can't send money.

Often people tell us they can't send money when there are emergencies because they can't take time off from work for two or three days, so people on the other side are left waiting. With our app, you can send money on your lunch break or while you're sitting home in your living room.

On the receiving side, the experience is similar to what people are used to. They don't even need the app.

We basically give you a control number on your app that you can convey to your recipient. We will also email the recipient or text them to let them know that you are sending them money and provide them with instructions for cash pickup or door to door delivery.

The recipients we have today are family and friends, loved ones that are used to receiving remittances a certain way. We want to continue servicing them the same way.

WF: How do you make money?

ZZ: Similar to other remittance companies, we have two elements to our pricing: Transfer Fee and Foreign Exchange (FX).

You send money to us. We transfer that money to the recipient. We charge you a transfer fee, which is $4.95 in Canada. It's the same for any amount you send.

Then on the backend, we mark up the foreign exchange (FX) rate by between 1% and 3%. It depends on how good of a deal we get and how good we are as a company to manage our cash. Our competitors charge up to $12 for Transfer Fees and up to 6% for FX rates.

We just soft launched a membership plan where we charge senders a flat rate of $25 per month for unlimited transactions.

Low-skilled workers prefer to send smaller amounts more frequently. They would rather send $75 a week instead of $300 a month so we want to make it easy for them with this unlimited transfer membership.

Especially among the high-skilled immigrants, there's a lot of shopping around. They have a bunch of apps with different banks, and they shop around looking for the best rates all the time. We feel that if they're paying this $25 membership fee they don't have to shop around, they always come to us.

The benefit to us is that with membership fees we get a predictable revenue source every month and if we have 10,000 people that are paying us $25, then we know we've got $250,000 in revenues every month.

WF: What do you charge users?

We give them that information on the app. The Transfer fees are fixed but the exchange rate changes every day because of the currency fluctuation.

As an example, someone has $100 to send and they can get 36 pesos per dollar. That means 3,600 pesos. When they push the send button, that amount is guaranteed. If currencies change and go up and down, the person receiving the money will still get the 3,600 pesos that we promised. There's no other costs or hidden fees to the recipient.

We have negotiated really good deals with our partners to receive favorable mid market rates (the rate that banks give each other when they exchange currencies).

Even after we add our margins, we are still lower than our competitors.

We also have lower cost for customer identification, compliance and risk management because we've automated so much of the process.

WF: How are you positioning against the competition?

ZZ: We have a Currency Router that lets us get the best rate, so we have lower costs.

We also have the membership model that we're just rolling out. We plan to introduce a lot of features to our customers that will lower their cost even more, such as allowing someone to lock in a rate for the next three to five days!

The other reason we are different is our target audience and how we reach them.

We are not competing with the digital remittance companies that are fighting with each other to reach the same customers through Google and Facebook. Their customer acquisition cost is something like $100 or $150 each which is not sustainable and eventually they will not be able to get the money back that they spent acquiring that customer.

We, on the other hand, are targeting the close to 90% of the immigrants that are low skilled through partnership with local community centers and participating in local events. These customers are sending smaller amounts but the overall volume is much greater.

In addition, our upfront costs are much lower and with those smaller amounts our fraud risk is also lower.

WF: How did ZipZap start?

When we first got started, we were targeting cash-based customers worldwide to help them shop online. Customers could take the voucher to any of those 700,000 locations worldwide and pay cash using that voucher number for items they bought online.

We partnered with some Bitcoin exchanges and at one point we were the largest payment processor for Bitcoin in the world before we realized the limits of the currency and its liquidity issues, among others.

Although we had this global cash network and relationships with Bitcoin and other cryptocurrency exchanges worldwide, we but didn't feel that we were really helping make the world a better place.

We needed something new that would utilize our existing relationships but that had a bigger social impact.

As an immigrant (from Iran) myself, I had experienced first hand the difficulties of sending and receiving money internationally. I knew there was a need to come up with a simpler and cheaper remittance app.

Remittance is a huge ($600B+) market and the fees paid by migrant workers is $80B+ per year. The poorer the country, the higher the fees. By lowering the cost of sending money, I realized that we could help these countries come out of poverty and improve their lives.

When it came to designing our app, I was inspired by Venmo. I saw how easy it was for people in the US to send money to each other using their mobile phones. I thought, well this is cool but people in the US don't have that much problem sending money. What about sending money to other countries? Venmo for international transfers would be a homerun so that's what we decided to do.

WF: Why are you licensed in Canada and not the U.S.?

Even though we are based in San Francisco, we chose to launch first in Canada because of the more friendly regulatory environment.

Getting a money transfer license in the US was very cumbersome at the time. It's about to change, but as of now it is still cumbersome. You have to get state-by-state licenses and it can take up to three years, maybe longer, and it will cost millions of dollars. Each state has different requirements and a different application process.

Instead, we looked at Canada and with one license you can cover the whole country. That's the big advantage.

It also made sense to launch in a smaller market and work out the kinks before bringing the app to the US. With that intention we went live in Canada with the beta version in October 2015. Instead of one or two months, as is typical in Silicon Valley, we decided this is too important and did a whole year of beta testing.

Building trust is really important so we spent a better part of a year establishing ourselves and our brand in Canada. Then we soft launched in November 2016 with remittances to the Philippines and will soon launch India, and China.

Next on our list is the United Kingdom which we plan to launch by Q2, 2017.

We hope to have partnership in place in the US soon which will allow us to go live in the US before the end of the year.

WF: How are you measuring success?

We look at the number of transfers and the number of new, active customers. We constantly evaluate our customer acquisition costs and the life-time value of those customers. We have had dozens of people who have repeatedly used our app during the pilot. Most of them are using the app at least once a month but sometimes seven, eight, 10 times a month.

In terms of volume, we've kept it small because it was more important for us to get feedback than to get volume. We think the worst thing you can do as a startup is get a huge number of transactions immediately. Then you don't know how to analyze it and how you can improve on it.

We've kept it small and private as we invited people to join our beta. We have personally talked to every single one of the customers that use our app. We know their story. We know how they found us. We know what's important to them and what they like or dislike about the app and what their experience has been like. All of that becomes feedback for our developers to help make it better.

Our next milestone is going to be reaching 500 loyal customers which we can turn into 5,000 active users through our unique referral program and hit the $1 million in annual revenue mark within a few months.

WF: What's been your biggest challenge so far? How did you solve it?

One of the challenges in our business is securing banking relationships. Banks have a lot of exposure to risk even for your regular day-to-day banking. If they are going to work with you, they have to trust you and believe in your vision. If you're small, the banks are not making enough money off of you to justify the amount of money they're spending monitoring you.

We tackle this problem by building long term relationships with our partner banks through complete transparency and open communications. We hired seasoned executives and managers that understood inherent risks and compliance procedures and worked with local regulators to ensure compliance with any government rules and regulations which in turn created confidence by our bank partners in our abilities to mitigate risks.

WF: What is your strategy for acquiring customers?

The low-skilled workers, who might be working two or three jobs, have a hard time handing over their hard earned cash if they don't trust the company.

In the last year, we have systematically embed ourselves into these communities. We hired people with Indian and Filipino backgrounds, for example.

We went to the local temples, churches, and concert halls. We started going to immigrant community centers and setting up stations to teach people about remittance and about the app. We talked to them and even got ideas for ways to improve the app and make it a lot simpler for people to use. That's helped us build trust in these communities and get loyal users.

Our strategy is to get the first 500 loyal customers, then encourage them to refer 10-12 of their friends and reward both the customer and the referee with a month of free remittances. Since word of mouth is very strong in the immigrant community, especially amongst the low skilled workers, we believe that we can reach 5,000+ active customers within a few short months which is our company wide goal and very achievable.

WF: Why are you the best team for this idea?

I am a serial startup entrepreneur with 30 years experience in computer hardware/software, telecom and Fintech.

The rest of the management also have significant experience in remittances (e.g. Xoom), banking (e.g. Barclays Bank) and payment processing (e.g. American Express).

You can't really do a startup unless you really believe in the mission, so for my management team I tried to find people that believe in the cause. The hours are way too long and the rewards are low initially. You don't get paid for two or three years.

Today our management team is working on equity only. You can't get that kind of dedication from everybody so I am very proud of the team.

WF: Why are you raising money through Wefunder?

We are raising money to grow the company and scale to reach $1M ARR prior to our next round.

Some of the money that we're raising will go towards building our cash reserve. We want to always be able to deliver the funds immediately which is what the customer demands.

The rest will go into enhancing the product, improving operations and launching in the U.K.

We think crowdfunding brings a great deal of synergie as some of our customers can now invest in ZipZap and we hope, some of the next investors will become customers of ZipZap.

We chose Wefunder as our fundraising partner because we share a common mission for financial inclusion for the typically ignored class of individuals. Just as we have worked diligently to help low skilled immigrant workers reduce costs and get a better service, Wefunder has worked tirelessly to help smaller investors to participate in the upshot of startup investment.

WF: What Does your Runway look like?

ZZ: On April 18th 2017 we had $17, 421 in the bank. Because our current burn rate is less than $1K/mo and reducing by increasing revenues, with we have enough cash to continue operating until we reach profitability later this year.

Ask a Question

Type your question here... ASK QUESTION

Edwin Mak Apr 25 2017

Hi Alan, the remittance and payments space is an exciting area around the world. But I'm not entirely convinced by ZipZap and have some questions here which I hope you can answer: (1) I don't know if you should be calling ZipZap a blockchain solution; essentially you're taking someone's money and routing it via either SWIFT or bitcoin? (2) Your pitch deck says this is a $1M seed round. For such a seed round without a lot of traction, a $15M valuation cap looks really pricey. And the bulk of funds seem to be going to marketing rather than development. How do you justify that sort of price tag? (3) Would like to understand the thought process behind using a membership model. I understand that users can choose not to use a membership model but you seem to be positioning the model as the answer to mass adoption. Why so? (4) I see Chris Gottschalk's endorsement at the top. Is Blumberg Capital an investor of ZipZap?



Alan Safahi CEO FOUNDER Apr 25 2017

Hi Edwin;

Thank you for your question. Please see my responses below:

(1) You are correct. We are not a blockchain solution, we are a hybrid between traditional payment rails and crypto currencies such as Bitcoin hence we are not dependent only on one rigid method.

(2) Our last round of $1M+ seed round in June 2014 was capped at $10M and we have since accomplished a great deal of progress (obtained licensing, completed all apps, launched to 3 largest remittance countries,...) which justifies the $15M valuation. However, for the first $100K in investment, the valuation is at $12M!

(3) The membership model benefits consumers who send remittances frequently. It especially makes sense in the context of Micro Remittances (

(4) Yes, Blumberg Capital is a key investor in ZipZap and fully supportive of our mission.

LIKE

Edwin Mak Apr 25 2017

Hi Alan, thanks for the swift response. I'm looking at ZipZap's profile on Crunchbase and your seed round in 2014 also had investors like 500, Scott Banister, Brock Pierce and his Blockchain Capital? I don't see ZipZap on Blumberg's portfolio page though. Of your seed investors, who's actually taking part in this new round as well?



Alan Safahi CEO FOUNDER Apr 25 2017

Hi Edwin,

Blumberg Capital was our lead investors in our first round in 2011 and contributed to our last round in 2014 as well.

I have not checked their web site but I assume if we are not listed, it is because they may have other new startups that they are showcasing who may need the exposure more than we do! This does not mean they don't support us, though.

We have been very fortunate to have investments and support from many top- tier VC's and angels such 500 Startups, Alex Morcos, Ben Davenport, Brock Pierce/Blockchain Capital, Scott Banister and many more listed on AngelList.

The idea behind this crowdfunding, however, is to provide our customers, partners and friends (and other non-accredited investors) the same opportunity to invest in ZipZap as the professional investors.

LIKE

MORE QUESTIONS

ZIPZAP

2017 Report


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Jimenez Flores

Dear investors,

2017 was a pivotal ear for ZipZap. We were able to complete the product, launch in 3 major markets (Canada to Philippines, India and China) and expand our customer base by launching a very successful referral program. We had some set backs in our expansion plans in the UK as well as 10 new markets that we just launched in but all is resolved now and we are looking forward to a banner year in 2018

We need your help!

We are grateful for any help from investors including introduction to potential customers. investors, partners and affiliates. We hope to expand rapidly in 2018 in order to launch a Series A fundraising by year-end 2018 or early 2019. Investors that wish to increase their investment are still welcome to contribute at the same rate as the last fundraising campaign through WeFunder and StartEngine.

Sincerely,

Alan Safahi

CEO

Our Mission

We're currently active in Canada, a fast growing immigrant market with $23 billion annual outbound remittances. Users can pay as they go or subscribe for a monthly membership and send as little as $25 whenever they want and as often as they want. With our proprietary Currency Router and infrastructure in place, we can scale to conquer the micro remittance industry in Canada as well as in markets like the U.K. and the U.S.

See our full profile

How did we do this year?

Report Card

A+

The Good

- We completed a crowdsource fundraising campaign
- We launched a successful referral program
- Grew customer base rapidly in the latter part of the year

The Bad

- UK launched was delayed by FCA
- Membership plans took longer than anticipated to launch
- We were not able to add new receiving countries until 2018

2017 At a Glance

January 1 to December 31

$5,523 [62%]
Revenue

-$61,779
Net Loss

$2,159,500 [7%]
Short Term Debt

$134,933
Raised in 2017

$27,437
Cash on Hand
As of 04/29/18

Months of Runway
As of 04/29/18

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Migrant workers send $600 billion every year to loved ones in their home countries. ZipZap makes it easy for these workers far from home to send unlimited remittances for a flat monthly rate of $25. Instead of having to visit a store, wait in line, and pay expensive fees, migrant workers can now send as many remittances as they want, at amounts they can afford—all from their phone. This is thanks to our unique technology that combines traditional SWIFT transfers with Blockchain technology.
We're currently active in Canada, a fast growing immigrant market with $23 billion annual outbound remittances.

Users can pay as they go or subscribe for a monthly membership and send as little as $25 whenever they want and as often as they want.

With our proprietary Currency Router and infrastructure in place, we can scale to conquer the micro remittance industry in Canada as well as in markets like the U.K. and the U.S.

Milestones

ZipZap, Inc. was incorporated in the State of California in August 2006.

Since then, we have:

- Created the first hybrid Currency Router using blockchain & traditional payment rails to significantly cut operating costs
- Introduced the first "all you can send" remittance membership model for a low $25/mo
- Obtained Money Transfer license in Canada and U.K.
- Launched remittances to China, India and Philippines (3 of the largest remittance receiving countries worldwide)

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $5,523 compared to the year ended December 31, 2016, when the Company had revenues of $14,427.11. Our gross margin was 85.52% in fiscal year 2017, compared to -275.34% in 2016.
- *Assets.* As of December 31, 2017, the Company had total assets of $169,700, including $21,879 in cash. As of December 31, 2016, the Company had $32,742.16 in total assets, including $6,174.72 in cash.
- *Net Loss.* The Company has had net losses of $61,779.24 and net losses of $66,711.73 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $2,749,545.50 for the fiscal year ended December 31, 2017 and $2,931,093.83 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $2,159,500 in convertibles.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

ZipZap, Inc. cash in hand is $27,437, as of April 2018. Over the last three months, revenues have averaged $1,005/month, cost of goods sold has averaged $800/month, and operational expenses have averaged $4,500/month, for an average burn rate of $4,295 per month. Our intent is to be profitable in 6 months.

ZipZap customer base is growing rapidly and revenues are trending upwards.

Revenues and expenses will continue to grow in the next 3-6 months with the introduction of new Membership plans

Net Margin: -1,119%

Gross Margin: 86%

Return on Assets: -36%

Earnings per Share: -$12,355.85

Revenue per Employee: $552

Cash to Assets: 13%

Revenue to Receivables: 187%

Debt Ratio: 1,620%

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Thank You!

From the ZipZap Team



Alan Safahi
CEO



Ben McSweeney
Managing Director - UK
Oxford MBA, 5+ yrs in sales, bus. dev. (American Express)



Herbert Magbanua
Bus. Dev. Mgr. - Canada
Engineer, 18+ years in B2B Sales (Philippine Long Distance)



Thomas Singell
Chief Compliance Officer
5+ years in risk mgmt. and compliance (Barclays Bank)

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Ben McSweeney	Executive management @ Self employed	2016
Alan Safahi	CEO @ ZipZap, Inc.	2010
Herbert Magbanua	Country Manager- Canada @ ZipZap, Inc.	2017

Officers

OFFICER	TITLE	JOINED
Alan Safahi	Founder, CEO, President, Secretary, CFO	2010
Herbert Magbanua	Country Manager, Canada	2017

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Alan Safahi	5,250,000 Common Shares	95.0%

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
05/2011	$1,075,000		
06/2014	$1,084,500		4(a)(2)

The use of proceeds is to fund general operations.

Convertible Notes Outstanding

ISSUED	AMOUNT	INTEREST	DISCOUNT	VALUATION CAP	MATURITY
05/28/2011	$1,075,000			$5,000,000	
06/28/2014	$1,084,500			$10,000,000	

Outstanding Debts

None.

Related Party Transactions

Creditor: Alan Safahi - CEO Issued - May 21 2011 Initial loan amount: $591,734 Interest rate: LIBOR + 0.54% Maturity date: April 2018

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Common Stock	1,000,000,000	5,500,000	Yes

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	0

Risks

ZapZap employees are all Full Time but take consulting work on the side to pay salaries until the company reaches a point where it can support them itself.

Risk: ZipZap works with third party vendors for services including crediting & debiting customers' bank account, and identity verification. Mitigating Action: - ZipZap performs due diligence on third party vendors by reviewing (where necessary) the applicable licenses, Compliance & AML program, business continuity program, and security & reliability procedures.

Risk: ZipZap has a small team. Mitigating Action: - ZipZap hires experienced and seasoned Managers - All relevant ZipZap employees are required to have Compliance training and pass a test. - Only relevant employees have access to customer data.

Risk: The ZipZap Service is an online business. Mitigating Action: - A Business Continuity Plan is in place to secure electronic data. - Certified external party hosts ZipZap's server. - ZipZap rigorously tests the software before making any changes to the ZipZap Service.

Risk: ZipZap has no agents, nor branches and therefore has to do the client on-boarding online. Mitigating Action: - ZipZap works with renowned online identity verification providers, who use thousands of data sources to validate an identity and prevent fraud. If the third party cannot verify the identity, a well-trained ZipZap employee will perform a manual verification.

Risk: ZipZap will expand to other countries too quickly. Mitigating Action: - ZipZap will do extensive research before offering the ZipZap Service in a new country.

Risk: ZipZap initially focuses on money transfer from Canada to India and thePhilippines. India and Philippines are considered a high risk countries, for the reason of, among other things, tax evasion. Mitigating Action: - ZipZap only offers remittances through licensed entities such as banks. - ZipZap has a customer identification policy in place which is more stringent that what is required by law. - ZipZap tracks and monitors all transactions, looking for signs of structuring and potential money laundering. - ZipZap asks the customer for the purpose of the transaction. - ZipZap will not operate in/with banned countries and regions.

Risk: The ZipZap Service is new and therefore it does not have stable customer base and the number of customers will grow rapidly. Mitigating Action: - ZipZap has implemented transactions limits, which will depend, among other things, on the level of identity verification and the length of the customer relationship. - The ZipZap team has experience building scalable systems and dealing with high growth customer base. - ZipZap does extensive research on countries and cultures before entering a new market.

Risk: ZipZap Service is available for individuals – no business transactions processed. Mitigating Action: - ZipZap collects personal data from all users. Staged identity verification and validation depending on risk category user. - Comprehensive KYC Policy in place to verify and validate identity customers. - ZipZap monitors customer activity and transactions on a continuing basis, to avoid fraud, money laundering and other

Risk: ZipZap has to comply with very stringent rules and regulations. Failing to do so has significant impact on the day-to-day business, including closure of bank account, fines and revocation of license. Mitigating Action: - ZipZap communicates with and reports to its bank and regulator on a quarterly basis to ensure good relations. - ZipZap has hired an experienced Chief Compliance Officer and other seasoned management team with years of industry experience

Risk: The ZipZap Service is fully operated online which exposes us to online fraud, hacking and DDOS attacks. Mitigating Action: - ZipZap works with renowned online identity verification provider, who uses thousands of data sources to validate an identity and prevent fraud. - ZipZap has stringent transaction monitoring in place, which analyzes the customer behavior on a continuing basis.

Risk: ZipZap facilitates international money transfer, which is considered a high risk industry. Mitigating Action: - Focused on Micro Remittances therefore few or no large currency transactions.- No cash transactions to fund transfer. - All funds flow through licensed entities. - ZipZap works with banks in both sending and receiving country.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the shareholders may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The shareholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The shareholders have the right to redeem their securities at any time. Shareholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of shares of Preferred Stock . As discussed in Question 13, when we engage in an offering of equity interests involving Preferred Stock , Investors may receive a number of shares of Preferred Stock calculated as either (i) the total value of the Investor's investment, divided by the price of the Preferred Stock being issued to new Investors, or (ii) if the valuation for the company is more than $15 million , the amount invested divided by the quotient of (a) the Valuation Cap ($15 million) divided by (b) the total amount of the Company's capitalization at that time. Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the Preferred Stock that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our board of directors . Among the factors we may consider in determining the price of Preferred Stock are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. In the future, we will perform valuations of our stock (including both common stock and Preferred Stock) that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

ZipZap, Inc.

- California Corporation
- Organized August 2006
- 10 employees

21 Orinda Way, #C-260
Orinda CA 94563

http://zipzap.me/

Business Description

Refer to the ZipZap profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

ZipZap is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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Wefunder Inc. runs wefunder.com and is the parent company of Wefunder Advisors LLC and Wefunder Portal LLC. Wefunder Advisors is an exempt reporting adviser that advises SPVs used in Reg D offerings. Wefunder Portal is a funding portal (CRD #283503) that operates sections of wefunder.com where some Reg Crowdfunding offerings are made. Wefunder, Inc. operates sections of wefunder.com where some Reg A offerings are made. Wefunder, Inc. is not regulated as either a broker-dealer or funding portal and is not a member of FINRA. By using wefunder.com, you accept our Terms & Privacy Policy. If investing, you accept our Investor Agreement. You may also view our Privacy Notice.

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2nd

Alan Safahi

Fintech Consultant, Startup Advisor, Entrepreneur

Safahi Global Advisors • University of Southern California - Marshall School of Business

San Francisco Bay Area • 500+

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Alan Safahi is the Founder and CEO of ZipZap, Inc., a payment platform for moving money around the world.A serial entrepreneur with nearly 30 years of hands-on experience in the informationtechnology, telecommunications, and…

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Highlights

7 Mutual Connections
You and Alan both know Howard Marks, Jennifer M. Lin, and 5 others

Experience

Principal Consultant
Safahi Global Advisors
Jan 2016 – Present • 1 yr 4 mos
San Francisco Bay Area

Providing consulting and management advisory services to startups and fast growing companies in the Fintech, telecom, hardware/software, transportation, insurance, life science and retail segments.

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Founder & CEO
ZipZap
May 2011 – Present • 6 yrs
San Francisco, CA
See description

Advisor, Strategy & Partnerships
Bold Financial Technologies
2014 – Present • 3 yrs
San Francisco Bay Area
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Advisor to CEO
Loyyal
Aug 2014 – Present • 2 yrs 9 mos
Greater New York City Area
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Ripple Labs
Jan 2013 – Jan 2017 • 4 yrs 1 mo
San Francisco, California
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Education

University of Southern California - Marshall School of Business
EMBA, Business
2005 – 2007

California State University-Fullerton
B.S., Engineering
1980 – 1983
Activities and Societies: President, American Society of Mechanical Engineers

Contact and Personal Info
Alan's Profile, Websites, and Twitter
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2nd

Ben McSweeney

Managing Director ZipZap Europe Ltd

ZipZap, Inc. • University of Oxford - Said Business School

London, United Kingdom • 500+

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Friends! I am hiring for our fast growing US based start-up. Work location would be our Bangalore office with opportunity for US travel. Looking for really smart professionals with 1-15 years experience in either PCB
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I am looking for 3 senior PMs to join Facebook Audience Network in London. If you're up for a challenge, leading products that are both industry changing and going through insanely fast growth, then message me.
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Looking forward to racing at HRR this summer with Leander Club as well as coaching the OUW Development Girls for Women's Henley, Exciting times for all!
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Experience

Managing Director, Europe
ZipZap, Inc.
Nov 2016 – Present • 6 mos
London, United Kingdom

ZipZap is a FinTech company offering a mobile app for sending money. We are working towards a pain-free money transfer experience by combining traditional payment rails, mobile technologies, and digital payment solutions. Our vision is to have the best money transfer service in the digital space - more compliant and secure, less expensive, faster, and friendlier.

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Self-Employed
Oct 2016 – Present • 7 mos
London, United Kingdom

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METADATA CONSULTING LIMITED
Nov 2016 – Apr 2017 • 6 mos
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Saïd Business School, University of Oxford
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Education

University of Oxford - Said Business School
Master of Business Administration (MBA)
2015 – 2016

University of Bristol
Geographical Sciences BSc, Human Geography
2007 – 2010
Activities and Societies: University of Bristol Boat Club

Marling School
2000 – 2007

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